FOR IMMEDIATE RELEASE

Contacts:    Martha Fleming, Steve Brolly
Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION EARNS $4.5 MILLION
IN FIRST QUARTER
ATLANTA, GA (April 21, 2016) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today reported financial results for the quarter ended March 31, 2016.
KEY RESULTS

•
Net income of $4.5 million, or $0.18 per diluted share; net income per diluted share of $0.33 excluding merger-related costs of approximately $1.1 million and non-cash mortgage servicing rights impairment of $4.7 million

•	Net interest margin increased by 2 basis points to 3.25%

•	Total assets increased by $252.4 million, or 6.6%, to $4.1 billion

•	Loan portfolio increased by $194.7 million, or 5.9%, to $3.5 billion

•	Loans serviced for others grew by $303.1 million, or 3.8%, to $8.3 billion

•	Total deposits increased by $241.9 million or 7.6%, to $3.4 billion

•
On March 1, 2016, the Company completed its merger with American Enterprise Bank of Florida, adding approximately $208.8 million in assets, $146.9 million in loans, $181.8 million in deposits, and two branches in the Jacksonville, Florida market

Fidelity's Chairman, Jim Miller, said, “We are pleased with our core results but not pleased with reported earnings which have been negatively impacted from valuation adjustments related to fluctuations in longer-term interest rates and merger related conversion costs. The systems conversion of The Bank of Georgia was completed this quarter and we have begun the integration of the American Enterprise Bank.  The expected cost saves from these transactions will be aggressively phased in.”

BALANCE SHEET
Total assets grew to $4.1 billion at March 31, 2016, an increase of $252.4 million, or 6.6%, and $896.2 million, or 28.0%, during the quarter and year over year, respectively. These increases are primarily attributable to acquisitions, as well as organic loan growth.
On March 1, 2016, the Company completed its stock purchase of American Enterprise Bankshares, Inc. (“AEB”), the holding company for American Enterprise Bank of Florida, headquartered in Jacksonville, Florida. The Company acquired all of the common stock of AEB for approximately $22 million. AEB shareholders received 0.299 shares of Fidelity common stock for each share of AEB common stock, resulting in the issuance of 1,470,068 shares of Fidelity common stock. With this acquisition, the Company added approximately $208.8 million in assets, $146.9 million in loans, $1.3 million in core deposit intangible, $7.7 million in premises and equipment, $4.8 million in goodwill, $181.8 million in deposits, and two retail branches.
On October 2, 2015, the Bank acquired substantially all the assets and liabilities of The Bank of Georgia in a Purchase and Assumption agreement with the FDIC. With this acquisition, the Bank expanded its retail branch footprint by seven retail branches located in Coweta and Fayette counties, both of which are suburbs of Atlanta. The Bank received $266.4 million in deposits, $144.8 million in loans, $2.2 million in core deposit intangible, $9.0 million in premises and equipment, and $6.4 million in other real estate.
On September 11, 2015, the Bank acquired eight branches from First Bank, a Missouri bank, in the Sarasota-Bradenton, Florida area with total deposits of $151.1 million and loans of $29.7 million.
The Company accounts for its acquisitions as business combinations. As such, the purchase price for each acquisition has been allocated to the fair value of the assets acquired and liabilities assumed as of the acquisition date. Fair values are subject to refinement for up to one year after the closing date of each acquisition.
Loans
Total loans held for investment grew to $3.1 billion at March 31, 2016, an increase of $195.7 million and $775.1 million, or 6.8% and 33.4%, during the quarter and year over year, respectively. These increases were primarily the result of acquisitions and organic growth. Organic loan growth was $48.3 million during the quarter and $453.8 million year over year as the Bank continued to generate new business and leverage its expansion through acquisitions. The loan portfolio also increased due to the Bank's acquisition of $146.9 million and $321.3 million in loans during the quarter and year over year, respectively.
Commercial loans increased by $93.8 million and $278.0 million, or 13.3% and 53.6%, during the quarter and year over year, respectively. For the quarter, $13.2 million of the increase was related to organic growth, with the remaining $80.6 million added as part of the AEB acquisition. Year over year, $78.0 million of the increase in the commercial portfolio was related to organic growth, with $200.1 million added as the result of acquisitions.
Consumer loans, including indirect automobile and installment loans, grew by $38.0 million and $238.3 million, or 2.6% and 18.9%, during the quarter and year over year, respectively. For the quarter, $32.2 million of the increase was related to organic growth with the remaining $5.9 million added as part of the AEB acquisition. Year over year, $230.5 million of the increase was related to organic growth, with $7.8 million added as the result of acquisitions. The majority of the organic growth occurred in the indirect automobile portfolio as a result of continued expansion in the auto loan market.
Mortgage loans, including first mortgages and home equity lines of credit, increased by $39.6 million and $194.1 million, or 9.5% and 73.9%, for the quarter and year over year, respectively. The majority of the increase for the quarter occurred as a result of the AEB acquisition, while year over year, $118.3 million of the increase occurred due to organic growth. The primary driver of organic loan growth in the mortgage portfolio was the Bank's increased focus on portfolio lending as staff have been added and sales efforts were increased on products to grow the mortgage portfolio.
Servicing rights decreased slightly during the quarter to $82.9 million and increased by $14.7 million, or 21.6%, year over year. For the quarter, a much larger than usual mortgage servicing rights impairment charge of $4.7 million was recorded to reflect lower average market interest rates and subsequently higher prepayment speeds due to the volatile interest rate environment and uncertain global economic conditions. Year over year, gross servicing rights continued to increase as residential mortgage, SBA, and indirect loan sales remained strong.
Deposits
Total deposits at March 31, 2016, of $3.4 billion increased $241.9 million and $768.6 million, or 7.6% and 29.0%, during the quarter and year over year, respectively. These increases were primarily the result of acquisitions of $181.8 million and $599.3 million in deposits during the quarter and year over year, respectively.
The majority of the increase occurred in noninterest bearing demand deposits which increased by $98.5 million and $178.6 million, or 12.5% and 25.3%, during the quarter and year over year, respectively. For the quarter, $34.2 million of the increase was related to organic growth, with the remaining $64.3 million added as part of the AEB acquisition. Year over year, $29.5 million of the increase was related to organic growth, with $149.2 million added as the result of acquisitions. During 2016, the Bank continued its marketing program, increasing the number of demand deposit accounts.
Money market deposits grew by $96.7 million and $194.4 million, or 14.9% and 35.4%, during the quarter and year over year, respectively. For the quarter, $42.6 million of the increase was related to organic growth with the remaining $54.1 million added as part of the AEB acquisition. Year over year, $56.9 million of the increase was related to organic growth, with $137.5 million added as the result of acquisitions.
Average core deposits, including noninterest-bearing demand deposits, grew by $329.8 million and $468.7 million, or 17.7% and 27.1%, during the quarter and year over year, respectively, particularly in commercial accounts and through the acquisition of branch deposits discussed above.
Borrowings
Other borrowings decreased by $20.5 million, and $11.7 million or 9.8% and 5.8%, during the quarter and year over year, respectively, as a result of fluctuations in short-term liquidity needs which the Bank manages through short-term FHLB advances and Fed funds purchased. In addition, the $116.0 million in cash from the deposits acquired from First Bank in September 2015 was used to decrease other borrowings.
Subordinated debt increased by $74.0 million year over year due to the issuance of $75 million in subordinated notes, net of issuance costs, during May 2015. The additional subordinated debt was issued to support general corporate purposes and acquisitions.

INCOME STATEMENT
Interest Income
Interest income was $34.3 million for the quarter, an increase of $7.8 million or 29.5%, as compared to the same period in 2015. The majority of the increase occurred due to the year over year increase of $775.1 million, or 33.4%, in loans held for investment. Of this amount, $453.8 million resulted from year over year organic growth and $321.3 million was added as the result of acquisitions, including $146.9 million added during the quarter from the AEB acquisition. These increases resulted in a year over year increase in average loans of $714.1 million, or 26.9%, while the yield on loans (including the accretable discount earned on acquired loans) increased by 6 basis points. Excluding the accretable discount recorded during the quarter, the yield on loans decreased by 10 basis points as compared to the same period last year as new loans, on average, were originated at lower yields over the previous twelve months.
On a linked-quarter basis, interest income increased by $1.2 million due to the increase in average loans during the quarter of $184.5 million, or 5.8%. Excluding the accretable discount recorded during the quarter, the yield on loans decreased by 17 basis points, mainly in the indirect automobile and mortgage portfolios.
Interest Expense
Interest expense was $5.0 million for the quarter, an increase of $2.1 million, or 69.7%, as compared to the same period in 2015, primarily due to the issuance of $75.0 million in subordinated debt in May of 2015. The subordinated debt bears interest at a fixed rate of 5.875%, which resulted in an additional $1.1 million in expense for the quarter as compared to the same period in the prior year.
The majority of the remaining $1 million increase in interest expense for the quarter occurred due to the year over year increase of $589.9 million, or 30.3%, in interest-bearing deposits. Of this amount, $450.1 million was added as the result of acquisitions, including $117.5 million added during the quarter from the AEB acquisition. The remaining $139.8 million in growth in interest-bearing deposits resulted from year over year organic growth.
On a linked-quarter basis, interest expense was flat, increasing by only $101,000, or 2.1%, as the increase in expense due to the growth in average interest bearing deposits of $41.1 million during the quarter was almost completely offset by a reduction in expense caused by a slight decrease of 1 basis point in the average rate.
Provision for Loan Losses
The provision for loan losses was $0.5 million for the quarter, an increase of $392,000, as compared to the same period in 2015. Asset quality remained strong and the trend in historical net charge-offs continued to be low. Net loan recoveries were recorded during the quarter while the loan portfolio held for investment experienced organic growth of $48.3 million.
On a linked-quarter basis, the provision for loan losses decreased by $2.6 million, mainly as a result of net charge-offs of specific reserves in the commercial portfolio in the fourth quarter.
Net Interest Margin
The net interest margin was 3.25% for the quarter, a decrease of 10 basis points as compared to 3.35% for the same period in 2015. The decrease was primarily attributable to an increase of 18 basis points in the cost of funds on the $2.8 billion in interest-bearing liabilities due to the $75 million subordinated debt issuance in May 2015. The increased funding cost was partially offset by an increase of 3 basis points in the yield on the $3.6 billion of earning assets. Excluding accretable discount recorded during the quarter, the net interest margin was 3.06%, or a decrease of 26 basis points compared to the same period in the prior year, due to the increased funding cost described above and a decrease in the yield on earning assets as new loans, on average, were originated at lower yields over the previous twelve months.
Although the net interest margin decreased year over year, net interest income (tax equivalent) rose to $29.4 million for the quarter, or 24.3%, as compared to $23.6 million for the same period in 2015. The increase in net interest income was primarily due to an increase of 27.3% in interest earning assets for the quarter compared to the same period in 2015, due to a combination of organic growth and acquisitions previously described.
On a linked-quarter basis, the net interest margin decreased by 2 basis points. Excluding the accretable discount recorded during the quarter, the net interest margin decreased by 15 basis points due to the decreasing trend in loan yields described above.

Noninterest Income
Noninterest income was $24.9 million for the quarter, a decrease of $7.2 million, or 22.3%, as compared to the same period in 2015, primarily due to a decrease in income from mortgage banking activities of $6.6 million. The decrease in mortgage banking income for the quarter was mostly attributable to a decrease in gains on loan sales and a higher impairment charge on mortgage servicing rights, partially offset by increased loan servicing revenue.
Gains on mortgage loan sales decreased by $4.6 million for the quarter compared to the same period in 2015, primarily due to decreased refi production volume year over year. In addition, production margins in 2016 were lower in comparison to the same period in 2015, primarily due to competition and changing product mix. Refinance volume made up approximately 28.5% of total production of $570.7 million for the quarter, as compared to 41.2% of total production of $613.0 million for the same period in 2015. Higher prior year refinance volume was primarily driven by changes to the FHA insurance program which caused a large population of borrowers to be eligible for savings from refinancing. Lower refinance volume in 2016 resulted in slightly lower mortgage loan sales of $547.6 million for the quarter, as compared to $552.1 million for the same period in the prior year. Gross purchase mortgage volume for the quarter was strong, increasing to approximately $407.0 million from $332.5 million, as compared to the same period in 2015.
Impairment on mortgage servicing rights for the quarter increased by $2.2 million to $4.7 million, as compared to the charge of $2.5 million recorded during the same period in 2015. As previously described, higher impairment of mortgage servicing rights for the quarter occurred due to higher projected prepayment speeds caused by lower average market interest rates.
Mortgage loan servicing revenue increased by $846,000 for the quarter to $4.5 million as compared to the same period in 2015 due to the increase in the portfolio of loans serviced for others to $6.9 billion.
On a linked-quarter basis, noninterest income decreased by $3.8 million, or 13.2%, primarily due to a decrease in income from mortgage banking activities of $4.1 million, which was driven by higher servicing rights impairment as compared to the fourth quarter of 2015. Impairment of mortgage servicing rights was $4.7 million for the quarter, an increase of $3.7 million as compared to the $1.0 million in impairment booked in the fourth quarter of 2015. Mortgage loan production income was fairly consistent with the fourth quarter result as mortgage loan production and sales remained steady in comparison to the linked quarter, posting increases of $2.9 million and $26.9 million, respectively.
Noninterest Expense
Noninterest expense was $46.6 million for the quarter, an increase of $7.9 million, or 20.5%, as compared to the same period in 2015. The increase in noninterest expense for the quarter was mostly attributable to an increase in expenses associated with acquisitions as well as organic growth. Noncontinuing acquisition costs of approximately $1.1 million were included in the quarter, with nominal acquisition costs for the same period in 2015.
Increases of $4.7 million, or 19.9%, in salaries, benefits and commissions; $902,000, or 25.9%, in occupancy expense and $2.2 million, or 23.5%; in other noninterest expense were recorded as compared to the same period in 2015.

Salaries and benefits for the quarter included approximately $525,000 in staffing costs related to the conversions of The Bank of Georgia and AEB acquisitions. In late March 2016, the system conversion of the October 2015 FDIC-assisted acquisition of The Bank of Georgia was completed. Also included in the increase in salaries and benefits is $1.1 million related to employer taxes and employee benefits, the majority of which resulted from an increase in medical premiums, representing an increase in both number of employees and the increased cost of employer-paid benefits. Additional increases in salaries and benefits include compensation expense related to employee bonus and incentive of $353,000 and expense relating to employee stock plans of $672,000, representing a larger number of officers receiving options during the quarter and greater compensation expense due to a higher market price compared to prior year grants.
On a linked-quarter basis, noninterest expense increased by $3.3 million, or 7.7%, primarily due to a $3.0 million increase in salaries, benefits and commissions, along with an increase of $541,000 in occupancy costs. The increase in salaries and benefits were primarily due to the increased employee benefits costs of $2.1 million described above, and $672,000 for the full cost of the annual tax wage base for each employee including the year over year increase of 129 employees. Also included in noninterest expense for the quarter was one month of acquisition costs from the AEB transaction closed on March 1, 2016. Noninterest expense for the quarter continued to be elevated as the final stage of The Bank of Georgia system conversion was completed in late March 2016 and planning began for the AEB conversion.
ABOUT FIDELITY SOUTHERN CORPORATION
Fidelity Southern Corporation, through its operating subsidiaries, Fidelity Bank and LionMark Insurance Company, provides banking services and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” from Fidelity Southern Corporation’s 2015 Annual Report filed on Form 10-K with the Securities and Exchange Commission. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
INCOME STATEMENT DATA:
Interest income	$34,292	$33,043	$26,486
Interest expense	$4,998	$4,897	$2,945
Net interest income	$29,294	$28,146	$23,541
Provision for loan losses	500	3,097	108
Noninterest income	24,886	28,676	32,038
Noninterest expense	46,558	43,237	38,635
Net income	4,541	6,777	10,690
PERFORMANCE:
Earnings per common share - basic	$0.19	$0.29	$0.50
Earnings per common share - diluted	$0.18	$0.28	$0.45
Total revenues	$59,178	$61,719	$58,524
Book value per common share	$12.96	$13.03	$12.85
Tangible book value per common share	$12.40	$12.66	$12.64
Cash dividends paid per common share	$0.12	$0.10	$0.09
Return on average assets	0.46%	0.72%	1.40%
Return on average shareholders' equity	5.90%	9.08%	16.20%
Net interest margin	3.25%	3.23%	3.35%
END OF PERIOD BALANCE SHEET SUMMARY:
Total assets	4,101,499	3,849,063	3,205,293
Earning assets	3,683,411	3,491,642	2,883,778
Loans, excluding Loans Held-for-Sale	3,092,632	2,896,948	2,317,581
Total loans	3,489,511	3,294,782	2,723,098
Total deposits	3,421,448	3,179,511	2,652,896
Shareholders' equity	329,778	301,459	274,898
Assets serviced for others	8,336,541	8,033,479	6,900,870
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	3,942,683	3,751,012	3,098,079
Earning assets	3,639,236	3,465,703	2,858,827
Loans, excluding Loans Held-for-Sale	3,023,312	2,873,658	2,298,789
Total loans	3,370,645	3,186,124	2,656,556
Total deposits	3,212,691	3,146,089	2,530,988
Shareholders' equity	308,952	296,195	267,561
Assets serviced for others	8,162,343	7,902,116	6,742,214
ASSET QUALITY RATIOS:
Net (recoveries)/charge-offs, annualized to average loans	(0.20)%	0.18%	0.29%
Allowance to period-end loans	0.86%	0.91%	1.03%
Nonperforming assets to total loans, ORE and repossessions	2.03%	1.93%	2.33%
Allowance to nonperforming loans, ORE and repossessions	0.42x	0.47x	0.44x
SELECTED RATIOS:
Loans to total deposits	90.39%	91.11%	87.36%
Average total loans to average earning assets	92.62%	91.93%	92.92%
Noninterest income to total revenue	42.05%	46.46%	54.74%
Leverage ratio	8.88%	8.84%	9.89%
Common equity tier 1 capital	8.25%	8.21%	9.12%
Tier 1 risk-based capital	9.47%	9.50%	10.69%
Total risk-based capital	12.21%	12.40%	11.50%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Cash and cash equivalents	$125,289	$86,133	$85,615
Investment securities available-for-sale	167,574	172,397	139,727
Investment securities held-to-maturity	15,248	14,398	10,316
Loans held-for-sale	396,879	397,834	405,517
Loans	3,092,632	2,896,948	2,317,581
Allowance for loan losses	(26,726)	(26,464)	(23,758)
Loans, net of allowance for loan losses	3,065,906	2,870,484	2,293,823
Premises and equipment, net	87,993	79,629	60,710
Other real estate, net	19,482	18,677	19,988
Bank owned life insurance	66,536	66,109	65,013
Servicing rights, net	82,879	84,944	68,146
Other assets	73,713	58,458	56,438
Total assets	$4,101,499	$3,849,063	$3,205,293

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$885,319	$786,779	$706,679
Interest-bearing deposits
Demand and money market	1,130,050	1,040,281	825,244
Savings	355,858	362,793	304,135
Time deposits	1,050,221	989,658	816,838
Total deposits	3,421,448	3,179,511	2,652,896
Short-term borrowings	189,278	209,730	201,018
Subordinated debt, net	120,355	120,322	46,310
Other liabilities	40,640	38,041	30,171
Total liabilities	3,771,721	3,547,604	2,930,395

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—
Common stock	195,200	169,848	163,340
Accumulated other comprehensive income, net	2,841	1,544	3,229
Retained earnings	131,737	130,067	108,329
Total shareholders’ equity	329,778	301,459	274,898
Total liabilities and shareholders’ equity	$4,101,499	$3,849,063	$3,205,293

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Quarter Ended
($ in thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
INTEREST INCOME
Loans, including fees	$32,945	$31,493	$25,289
Investment securities	1,280	1,523	1,185
Federal funds sold and bank deposits	67	27	12
Total interest income	34,292	33,043	26,486
INTEREST EXPENSE
Deposits	3,265	3,308	2,492
Other borrowings	294	133	177
Subordinated debt	1,439	1,456	276
Total interest expense	4,998	4,897	2,945
Net interest income	29,294	28,146	23,541
Provision for loan losses	500	3,097	108
Net interest income after provision for loan losses	28,794	25,049	23,433
NONINTEREST INCOME
Service charges on deposit accounts	1,370	1,447	1,083
Other fees and charges	1,666	1,589	1,166
Mortgage banking activities	14,735	18,806	21,318
Indirect lending activities	4,264	3,774	5,979
SBA lending activities	1,234	1,477	930
Bank owned life insurance	454	952	492
Securities gains/(losses)	82	(329)	—
Other	1,081	960	1,070
Total noninterest income	24,886	28,676	32,038
NONINTEREST EXPENSE
Salaries and employee benefits	23,423	20,581	18,822
Commissions	6,230	6,118	6,160
Occupancy, net	4,384	4,811	3,482
Communication	1,128	1,203	948
Other	11,393	10,524	9,223
Total noninterest expense	46,558	43,237	38,635
Income before income tax expense	7,122	10,488	16,836
Income tax expense	2,581	3,711	6,146
NET INCOME	$4,541	$6,777	$10,690

EARNINGS PER SHARE:
Basic earnings per share	$0.19	$0.29	$0.50
Diluted earnings per share	$0.18	$0.28	$0.45
Weighted average common shares outstanding-basic	24,273	23,083	21,380
Weighted average common shares outstanding-diluted	24,841	24,071	23,629

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
LOANS BY CATEGORY
(UNAUDITED)

($ in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Commercial	$797,101	$703,292	$579,319	$533,853	$519,062
SBA	137,220	135,993	138,078	138,819	138,198
Total commercial and SBA loans	934,321	839,285	717,397	672,672	657,260
Construction loans	200,082	177,033	154,335	146,778	134,456
Indirect automobile	1,463,005	1,449,480	1,399,932	1,281,978	1,251,044
Installment	38,543	14,055	12,236	11,698	12,209
Total consumer loans	1,501,548	1,463,535	1,412,168	1,293,676	1,263,253
Residential mortgage	321,835	302,378	248,697	210,740	180,424
Home equity lines of credit	134,846	114,717	109,217	87,277	82,188
Total mortgage loans	456,681	417,095	357,914	298,017	262,612
Loans	3,092,632	2,896,948	2,641,814	2,411,143	2,317,581

Loans held-for-sale:
Residential mortgage	232,794	233,525	218,308	310,793	241,974
SBA	14,085	14,309	11,343	13,474	13,543
Indirect automobile	150,000	150,000	110,000	150,000	150,000
Total loans held-for-sale	396,879	397,834	339,651	474,267	405,517
Total loans	$3,489,509	$3,294,782	$2,981,465	$2,885,410	$2,723,098

Noncovered loans	$3,071,451	$2,874,308	$2,617,991	$2,385,489	$2,287,422
Covered loans	21,179	22,640	23,823	25,654	30,159
Loans held-for-sale	396,879	397,834	339,651	474,267	405,517
Total loans	$3,489,509	$3,294,782	$2,981,465	$2,885,410	$2,723,098

DEPOSITS BY CATEGORY
(UNAUDITED)

	For the Three Months Ended
	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
($ in millions)	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate
Noninterest-bearing demand deposits	$786,993	—%	761,507	—%	$676,976	—%	$650,467	—%	$605,762	—%
Interest-bearing demand deposits	1,051,221	0.27%	1,020,241	0.26%	881,456	0.25%	843,226	0.24%	812,833	0.23%
Savings deposits	358,481	0.34%	369,536	0.35%	308,503	0.34%	301,599	0.33%	309,393	0.33%
Time deposits	1,015,996	0.90%	994,805	0.92%	864,472	0.94%	829,120	0.94%	803,000	0.90%
Total average deposits	$3,212,691	0.41%	$3,146,089	0.42%	$2,731,407	0.42%	$2,624,412	0.41%	$2,530,988	0.40%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NONPERFORMING AND CLASSIFIED ASSETS
(UNAUDITED)

($ in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
NONPERFORMING ASSETS
Nonaccrual loans	$40,202	$34,325	$29,374	$30,756	$32,432
Loans past due 90 days or more and still accruing	1,671	1,284	3,968	836	1,006
Repossessions	1,751	1,561	1,435	1,041	1,002
Other real estate (ORE)	19,482	18,677	14,707	16,070	19,988
Nonperforming assets	$63,106	$55,847	$49,484	$48,703	$54,428
NONPERFORMING ASSET RATIOS
Loans 30-89 days past due	$8,180	$9,353	$7,018	$3,653	$3,934
Loans 30-89 days past due to loans	0.26%	0.32%	0.27%	0.15%	0.17%
Loans past due 90 days or more and still accruing to loans	0.05%	0.04%	0.15%	0.03%	0.04%
Nonperforming assets to loans, ORE, and repossessions	2.03%	1.93%	1.86%	2.01%	2.33%

ASSET QUALITY RATIOS
Classified Asset Ratio (3)	26.27%	28.38%	17.56%	18.59%	20.45%
Nonperforming loans as a % of loans	1.36%	1.24%	1.26%	1.31%	1.44%
ALL to nonperforming loans	63.83%	74.32%	74.23%	74.15%	71.05%
Net charge-offs/(recoveries), annualized to average loans	(0.02)%	0.18%	0.05%	(0.03)%	0.28%
ALL as a % of loans	0.86%	0.91%	0.94%	0.97%	1.03%
ALL as a % of loans excluding acquired loans(4)	0.96%	0.96%	0.95%	0.98%	1.04%

CLASSIFIED ASSETS
Classified loans (1)	$81,444	$84,093	$47,906	$49,561	$52,684
ORE and repossessions	$17,009	$17,125	$12,750	$13,209	$14,508
Total classified assets (2)	$98,453	$101,218	$60,656	$62,770	$67,192

(1) Amount of SBA guarantee included	$5,226	$4,680	$3,970	$5,256	$5,802
(2) Classified assets include loans having a risk rating of substandard or worse, both accrual and nonaccrual, repossessions and ORE, net of loss share
(3) Classified asset ratio is defined as classified assets as a percentage of the sum of Tier 1 capital plus allowance for loan losses
(4) Allowance calculation excludes acquired loans, due to valuation calculated at acquisition

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Average loans outstanding (1)	$1,419,389	$1,563,498	$1,486,077	$1,407,848	$1,389,570
Loans serviced for others	$1,171,453	$1,117,210	$1,117,721	$1,091,644	$1,025,569
Past due loans:
Amount 30+ days past due	$1,087	$1,829	$1,381	$1,098	$1,222
Number 30+ days past due	159	235	170	128	132
30+ day performing delinquency rate (2)	0.07%	0.11%	0.10%	0.08%	0.09%
Nonperforming loans	$797	$1,117	$810	$527	$778
Nonperforming loans as a percentage of period end loans (2)	0.05%	0.07%	0.06%	0.04%	0.06%
Net charge-offs	$797	$1,014	$605	$495	$866.2
Net charge-off rate (3)	0.22%	0.28%	0.17%	0.16%	0.36%
Number of vehicles repossessed during the period	127	131	120	106	134
Average beacon score	756	757	755	755	755
Production by state:
Alabama	$19,971	$17,758	$20,886	$18,831	$22,056
Arkansas	34,340	39,436	46,704	39,174	35,786
North Carolina	19,660	20,378	21,484	20,536	21,809
South Carolina	16,471	13,661	13,339	16,021	16,273
Florida	81,638	95,054	98,087	91,725	96,688
Georgia	47,141	48,241	54,497	52,735	60,402
Mississippi	27,233	27,032	23,424	21,281	19,537
Tennessee	17,529	18,156	16,946	19,295	19,479
Virginia	11,580	12,640	14,829	16,349	16,919
Texas	35,445	36,127	37,673	35,739	41,527
Louisiana	38,430	27,147	24,490	24,095	21,042
Oklahoma (4)	1,796	82	—	—	—
Total production by state	$351,234	$355,712	$372,359	$355,781	$371,518
Loan sales	$171,834	$111,683	$142,132	$177,820	$219,784
Portfolio yield (1)	2.72%	2.79%	2.75%	2.79%	2.88%

(1)	Includes held-for-sale
(2)	Calculated by dividing loan category as of the end of the period by period-end loans including held for sale for the specified loan portfolio
(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category
(4)	Expanded into Oklahoma in November 2015

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF MORTGAGE LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Average loans outstanding (1)	$495,209	$450,263	$511,317	$449,097	$337,122
Loans serviced for others	$6,894,083	$6,652,700	$6,393,874	$5,942,063	$5,622,102
% of loan production for purchases	71.5%	77.5%	81.4%	74.0%	58.8%
% of loan production for refinance loans	28.5%	22.5%	18.6%	26.0%	41.2%
Production by region:
Georgia	$341,074	$341,115	$424,554	$468,795	$342,121
Florida/Alabama	42,412	44,873	53,815	58,607	51,590
Virginia/Maryland	112,769	109,685	147,387	182,850	158,289
North and South Carolina (2)	27,567	20,973	11,398	8,002	3,858
Total retail	523,822	516,646	637,154	718,254	555,858
Wholesale	46,905	51,224	66,490	70,169	57,125
Total production by region	$570,727	$567,870	$703,644	$788,423	$612,983
Loan sales	$547,614	$520,742	$744,621	$665,738	$552,085

INCOME FROM MORTGAGE BANKING ACTIVITIES
(UNAUDITED)

	As of or for the Quarter Ended
(in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Marketing gain, net	$15,162	$15,407	$17,573	$17,099	$19,746
Origination points and fees	3,014	2,914	3,871	3,726	2,757
Loan servicing revenue	4,492	4,377	4,059	3,762	3,646
Core mortgage revenue	$22,668	$22,698	$25,503	$24,587	$26,149
Less:
Amortization of mortgage servicing rights	(3,272)	(2,893)	(2,489)	(2,581)	(2,361)
Impairment of mortgage servicing rights, net	(4,661)	(999)	(2,215)	2,611	(2,469)
Total income from mortgage banking activities	$14,735	$18,806	$20,799	$24,617	$21,319

(1) Includes held-for-sale
(2) Expanded into North and South Carolina in January 2015

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	For the Quarter Ended
	March 31, 2016			March 31, 2015
	Average	Income/	Yield/	Average	Income/	Yield/
($ in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans, net of unearned income (1)	$3,370,645	$32,976	3.93%	$2,656,556	$25,333	3.87%
Investment securities (1)	198,029	1,337	2.72%	164,456	1,236	3.05%
Federal funds sold and bank deposits	70,562	67	0.38%	37,815	12	0.13%
Total interest-earning assets	3,639,236	34,380	3.80%	2,858,827	26,581	3.77%
Noninterest-earning assets:
Cash and due from banks	28,530			15,311
Allowance for loan losses	(27,052)			(25,258)
Premises and equipment, net	82,559			60,979
Other real estate	19,894			22,219
Other assets	199,516			166,001
Total assets	$3,942,683			$3,098,079
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$1,051,221	$694	0.27%	$812,833	$453	0.23%
Savings deposits	358,481	304	0.34%	309,393	255	0.33%
Time deposits	1,015,996	2,267	0.90%	803,000	1,784	0.90%
Total interest-bearing deposits	2,425,698	3,265	0.54%	1,925,226	2,492	0.52%
Other borrowings	251,359	294	0.47%	229,374	177	0.31%
Subordinated debt	120,337	1,439	4.81%	46,307	276	2.42%
Total interest-bearing liabilities	2,797,394	4,998	0.72%	2,200,907	2,945	0.54%
Noninterest-bearing liabilities and shareholders' equity:
Demand deposits	786,993			605,762
Other liabilities	49,344			23,839
Shareholders’ equity	308,952			267,571
Total liabilities and shareholders’ equity	$3,942,683			$3,098,079
Net interest income/spread		$29,382	3.08%		$23,636	3.23%
Net interest margin			3.25%			3.35%

(1) Interest income includes the effect of taxable-equivalent adjustment using a 35% tax rate.